MANAGEMENT INCENTIVE COMPENSATION PLAN (MICP)

PLAN DOCUMENT

                Table of Contents

1.0	Plan Objectives

2.0	Participation

3.0	Target Bonus

4.0	Funding

5.0	Payout Calculation

6.0	Payment of Awards

7.0	Plan Administration

8.0	Plan Approval

1.0          PLAN OBJECTIVES

The Dade Behring Management Incentive Compensation Plan was developed to link a significant portion of Dade Behring’s management employees’ total cash compensation to the financial success of the company.

This program is an integral component of the company’s “pay-for-performance” philosophy.  The objectives of the Plan are to:

•                  Support Dade Behring’s business plans and financial goals;

•                  Motivate and reward both individual performance and teamwork;

•                  Enable Dade Behring to attract and retain high quality managers.

The MICP plan structure is kept mostly consistent year over year for continuity and simplicity purposes.  The emphasis on global Dade Behring results reinforce one Dade Behring/functional concepts.  In addition, the understanding by participants will enhance the drive for results.  Financial measures are reviewed each year to ensure they correlate with the Dade Behring overall strategy and creation of shareholder value.  The plan continues to place emphasis on global Dade Behring results to encourage a company-wide focus on teamwork.  Having said that, individual performance is also a vital part of the plan.

2.0          PARTICIPATION

All US employees in salary grade level 17 and above are eligible to participate in the Plan.  Salary grade level 16 Product Managers are also eligible to participate in the Plan.

For non-US employees, the participation is based on the US equivalent grade level since global compensation structure is not formally in place in all countries.

All participants will be reviewed and approved by the Compensation Administrative Committee contingent upon the participant’s submission of Individual Performance Objectives (IPOs).

Individuals hired or promoted into a bonus eligible position on or before the close of the third fiscal quarter are eligible for a pro-rated bonus target based on the number of full months of participation in the Plan.  (Note:  The third quarter close deadline does not apply to job changes impacting current participants in the plan.  See Section 3.1 for clarification.)

Individuals hired or promoted into a bonus eligible position after the close of the third fiscal quarter are not eligible to participate in the Plan until the succeeding Plan year.

3.0          TARGET BONUS

The target bonus percentage will be communicated directly to individuals through a participant letter from the CEO.

The MICP target bonus amount is determined by multiplying the participant’s annual base salary as of the close of the fiscal year by the participant’s target bonus percentage.

3.1          Pro-rated Target Bonus

An individual hired or promoted into a bonus eligible position on or before September 30, is eligible for a pro-rated bonus target based on the number of full months of participation in the Plan.  The participant’s target bonus percentage and pro-ration (number of eligible months in the Plan) should be outlined and communicated in the offer or promotion letter.

For Example:

Example	Hire or Promotion Date	Proration (# of mo)	Target %	12/31/05 Annual Salary	Calculation	Target Bonus $
#1	3/7/XX	10	10%	$70,000	($70,000 x 10%) x 10/12	$5,833
#2	7/18/XX	5	15%	$80,000	($80,000 x 15%) x 5/12	$5,000

If a participant changes jobs during the year, resulting in a higher or lower target bonus percentage, the MICP target bonus amount is calculated on a pro-rated basis.  The total target bonus amount is determined by multiplying the participant’s fiscal year end annual base salary by each applicable target percentage for the number of full months at that target percentage level.

For Example:

Effective Date	Grade Level	Proration (# of mo)	Target %	12/31/05 Annual Salary	Calculation	Target Bonus $
1/1/XX	17	5	10%	$90,000	($90,000 x 10%) x 5/12	$3,750
5/23/XX	18	7	15%	$90,000	($90,000 x 15%) x 7/12	$7,875
Total Target Bonus:						$11,625

3.2          Pro-ration Rule

The number of months of full participation will be based on Dade Behring’s “15th Day Rule”. That is, the effective date of the job change or hire date must be on or before the 15th day of the month for the whole month to be counted.  If the job change or hire date takes place after the 15th of the month, the pro-ration will count from the following month.

4.0          FUNDING

Plan funding reflects performance of four financial measures.  These measures fund independently of each other, meaning that one may fund while the others may not.

•	Net Income:	Earnings less interest and taxes (defined by US GAAP and presented in SEC submitted financial statements). Target will be adjusted for changes in foreign currency.

•	Cash Flow:

For MICP purposes: Cash from operations less capital spending and sale of assets as presented in SEC filed financial statements, plus cash from the exercise of stock options and employee stock purchase plan contributions. Target will be adjusted for changes in foreign currency.

•	EBITDA:	Earnings Before Interest, Taxes, Depreciation, Amortization and non-recurring and non-cash charges. Target will be adjusted for changes in foreign currency.

•	Revenue Growth:	Sales growth over prior year actual base. Target will be adjusted for changes in foreign currency.

Note:  Since Dade Behring financials are globally based, they are affected by changes in foreign exchange rates.  The MICP financial targets published in this document are developed using the Annual Operating Plan exchange rates at the beginning of the year (“plan rates”).  At the end of the year, however, the targets are re-calculated using the actual exchange rates during the year (“actual rates”).  This is done so that a comparison may be made on an equivalent basis to the year-end financial results, which are based on the actual rates.

4.1          Global Dade Behring Plan Funding

The MICP will fund 50% based on Dade Behring’s Net Income performance, 20% on Cash Flow performance, 20% on EBITDA performance, and 10% on Revenue Growth performance.

The funding measurement targets have been approved by the Board of Directors and may be subject to technical adjustments as a result of business events or accounting transactions.  Results that fall between performance levels will be interpolated.

5.0          PAYOUT CALCULATION

Once the MICP payout pools have been funded and approved by the Board of Directors, individual bonus payouts will be calculated.  The actual MICP award will be based on two components:

a)              Dade Behring Overall Financial Performance

Sixty percent (60%) of a participant’s MICP award is based on how well Global Dade Behring has met its financial objectives (Net Income, Cash Flow, EBITDA and Revenue Growth).

b)              Individual Performance

Forty percent (40%) of a participant’s award is based upon individual performance.  Each participant’s overall performance rating will be determined by his or her supervisor, using the LEADR process.

Some functions may mandate that 15% of the 40% individual performance payout will be measured by individual financial objectives.  These financial objectives should reflect the way an individual supports his/her organization (such as region target, functional target, cost center budget, etc.).  One financial target should be of immediate control (country target or cost center budget), with another financial target measured at a higher level to reinforce teamwork (region instead of countries, functional instead of departmental).

Other functions will measure individual performance based primarily on the overall LEADR performance rating as well as the results of individual performance objectives.  These IPO’s may still include individual financial objectives, along with other project or initiative based goals.

Using the payout pool and distribution of performance ratings, the Corporate Compensation Department will develop a payout schedule.  Final performance ratings and payouts will be approved by Dade Behring’s CEO.  The total dollars granted under this portion cannot exceed the funded pool.  Also, the total MICP payout for all participants cannot exceed the total funded pool.

5.1          Example 2005 Payout Calculation

The following example assumes that the participant’s target bonus is $10,000 and the participant’s individual performance is at target.

Measures	Performance to Plan	Funding Percent	Threshold	Target	Maximum	Bonus Payout
Global Dade Behring Results (60%)
30.0% Global DB Net Income	105%	125%	$600	$3,000	$6,000	$3,750
12.0% Global DB Cash Flow	108%	160%	$300	$1,200	$2,400	$1,920
12.0% Global DB EBITDA	100%	100%	$600	$1,200	$2,400	$1,200
6.0% Global DB Revenue Growth	Per schedule	80%	$120	$600	$1,200	$480
Individual Performance (40%)
40.0% Individual Performance	100%		$0	$4,000	$8,000	$4,000
Total Bonus Opportunity			$1,620	$10,000	$20,000
Total MICP Payout						$11,350

6.0          PAYMENT OF AWARDS

Awards are typically paid out during the first quarter of the following year.  A participant must be an active employee at the close of the fiscal year in order to receive a MICP award.

If a participant dies, retires at age fifty-five (55) or older, or is involuntarily terminated (except for cause), plan participation will be pro-rated.  If the termination date is on or before the 15th of the month, that month will not be counted.  If the termination takes place after the 15th of the month, the pro-ration will include that month.

If a participant resigns prior to January 1 of the succeeding Plan year, or is terminated for cause at any time prior to the MICP payout, no bonus award will be granted.  Note:  “Cause” is defined per Dade Behring’s “Performance and Conduct” policy.

The attainment of financial objectives does not guarantee a payment of an MICP award.  MICP awards may be adjusted at the discretion of management based upon, but not limited to, the employee’s performance, conduct, and contribution.

In the United States, appropriate withholdings are deducted from the bonus award, such as income taxes, FICA, Saving Investment Plan (SIP) and Employee Stock Purchase Plan (ESPP).  Withholdings will be made as appropriate for those employees who are subject to the tax laws of other countries.

7.0       PLAN ADMINISTRATION

This document outlines the Management Incentive Compensation Plan (Plan) for Dade Behring Inc.  This Plan is a statement of intention and does not constitute a guarantee of a particular payment.  This Plan does not create a contractual relationship or any contractually enforceable rights between Dade Behring and the participants.

The Dade Behring Management Incentive Compensation Plan is administered by the Compensation Administrative Committee, as directed by the Board of Directors.  The Compensation Administrative Committee consists of the CEO, the SVP Human Resources and VP Compensation, Benefits and HRIS.

The Board of Directors reserves the right within its sole discretion:

•                  To amend, modify or cancel any provision of the Plan in whole or in part at any time;

•                  To eliminate, reduce, modify, or withhold awards based on such factors as changes in business conditions, individual performance, company performance, or any other reason;

•                  To interpret the Plan and make decisions on all questions and issues arising under the Plan and its decisions are final.

Any questions about this document should be directed to the Corporate Compensation Department.

8.0                               PLAN APPROVAL

The MICP plan was approved by the Dade Behring Board of Directors.